 QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 4.2

    On June 26, 2000, the Company's shareholders approved an amendment to the Company's Articles of Incorporation by deleting Section 7.1. The Company filed Articles of Amendment with the Washington Secretary of State on July 26, 2000, deleting Section 7.1 and renumbering former Section 7.2 as Section 7.1. Article VII of the Company's Articles of Incorporation now reads in its entirety as follows:

ARTICLE VII
Shareholder Voting Requirements for Certain Transactions;
Transactions with Interested Shareholders

      7.1 This corporation elects to be covered by the provisions of Section 23B.17.020 of the Washington Business Corporation Act concerning transactions with interested shareholders, as therein defined, and as such Section may be amended or replaced, whether or not this corporation may at any time have fewer than three hundred (300) holders of record of its shares.

QuickLinks

EXHIBIT 4.2
ARTICLE VII Shareholder Voting Requirements for Certain Transactions; Transactions with Interested Shareholders